Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE RESTATED CERTIFICATE OF INCORPORATION
OF
THE CHUBB CORPORATION
Pursuant to Sections 14A:9-2(4) and 14A:9-4(3) of the
New Jersey Business Corporation Act
     The undersigned DOES HEREBY CERTIFY:
     FIRST: That the name of the corporation is THE CHUBB CORPORATION.
     SECOND: That the Board of Directors of The Chubb Corporation, a New Jersey corporation (hereinafter called the “Corporation”), at a meeting duly convened and held on March 2, 2007, at which a quorum was present and acting throughout, did approve and authorize this amendment to the Corporation’s Restated Certificate of Incorporation.
     THIRD: That the shareholders of the Corporation, at a meeting duly convened and held on April 24, 2007, at which a quorum was present and acting throughout (the “Shareholder Meeting”), did approve and authorize this amendment to the Corporation’s Restated Certificate of Incorporation.
     FOURTH: That 407,355,123 shares of the Corporation’s common stock, par value $1.00 per share (the “Common Stock”), were entitled to vote on this Amendment at the Shareholder Meeting.
     FIFTH: That the holders of 331,826,142 shares of Common Stock voted for this Amendment and the holders of 23,067,105 shares of Common Stock voted against this amendment.
     SIXTH: That the existing paragraph of Article SEVENTH is hereby redesignated as Article SEVENTH, clause (a) and there be added to Article SEVENTH a new clause (b) to read in its entirety as follows:
(b) Except as otherwise required by law, directors shall be elected by the affirmative vote of a majority of the votes cast in person or by proxy (counting as cast for such purpose those shares in respect of which votes are “withheld” pursuant to Rule 14a-4(b)(2) of the proxy solicitation rules and regulations promulgated under the Securities Exchange Act of 1934, as amended), at a meeting at which a quorum is present, unless the number of nominees exceeds the number of directors to be elected, in which case, directors shall be elected by a plurality of the votes cast in person or by proxy at the meeting at which a quorum is present. In the event that a director nominee fails to receive a majority of the votes cast in an election where the number of nominees equals the number of directors to be elected, the Board of Directors may decrease the number of directors, fill the vacancy, or take other appropriate action.
     SEVENTH: That the foregoing amendment shall be effective on and as of April 26, 2007.

     IN WITNESS WHEREOF, The Chubb Corporation has caused its corporate seal to be hereunto affixed and this Amendment to be signed by its Chairman, President and Chief Executive Officer, John D. Finnegan, and attested by its Secretary, W. Andrew Macan, this 26th day of April, 2007.

/s/ John D. Finnegan
Chairman, President and Chief
Executive Officer

Attest:

/s/ W. Andrew Macan
Secretary